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                                                                   EXHIBIT 10.3

                              VERIDIAN CORPORATION

                    EMPLOYMENT AND CONFIDENTIALITY AGREEMENT

          THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT ("Agreement") is made and entered into by and between VERIDIAN CORPORATION, a Delaware corporation (the "Company"), and SCOTT GOSS ("Executive") this 12th day of August 2002, but shall be deemed effective only upon the closing of the Acquisition of Signal Corporation by the Company (such date hereinafter referred to as the "Effective Date"). The Company and Executive do hereby agree as follows:

SECTION 1.    DEFINITIONS.

          Capitalized terms used in this Agreement and not otherwise defined shall have the meanings set forth for such terms in Exhibit A attached hereto and incorporated herein for all purposes. A defined term has its defined meaning throughout this Agreement and in each exhibit, attachment and schedule attached to the Agreement regardless of whether it appears before or after the place where it is defined.

SECTION 2.    EMPLOYMENT; TERM.

       2.1 Employment. The Company (or an Affiliate of the Company) shall employ Executive during the Period of Employment in accordance with the terms of this Agreement.

       2.2 Initial Term. The "Initial Term" begins on the Effective Date and ends on the last day of the sixth calendar month thereafter.

       2.3 Renewals. At the expiration of the Initial Term and on each semi-annual anniversary of such date thereafter (such date and each annual anniversary thereafter being referred to herein as a "Renewal Date"), this Agreement shall be automatically renewed for a term of six (6) months from such Renewal Date (a "Renewal Term"), unless, not less than sixty (60) days prior to such Renewal Date, written notice is given by either the Company or Executive that this Agreement shall not be renewed.

SECTION 3.    EXECUTIVE'S DUTIES AND OBLIGATIONS.

       3.1 Duties. During the Period of Employment, Executive agrees to (i) serve as Senior Vice President & Division President--Veridian IT Services, and perform such duties and exercise such power and authority as are normal and customary to such position and that are consistent with the responsibilities set forth in the bylaws of the Company, and (ii) hold such other corporate offices to which the Board of Directors may appoint him and perform such other


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duties not materially inconsistent with such position as the Board of Directors may assign to Executive from time to time.

       3.2 Devotion of Time. Executive shall devote substantially all of Executive's business time and attention and dedicate Executive's reasonable best efforts toward the fulfillment and execution, including performance criteria, of Executive's duties pursuant to this Agreement; provided, however, Executive may on Executive's own time (i) engage in such charitable and civic matters and (ii) manage his personal affairs and investments, so long as they do not, in the good faith determination of the Board of Directors, interfere in any material respect with the performance of his duties hereunder.

SECTION 4.    COMPENSATION

       4.1 Base Salary. For the services to be rendered by Executive hereunder during the Period of Employment, the Company shall pay Executive a base salary ("Salary") in the amount stated in Exhibit B, such Salary to be payable in bi-weekly installments. From time to time, the Company may conduct a review of Executive's Salary, giving attention to all pertinent factors including, without limitation, the performance and financial condition of the Company and the performance of Executive; and the Company shall, following such review, determine any adjustments in Executive's Salary.

       4.2 Incentive Compensation. Provided that Executive has remained continuously employed by the Company or an Affiliate of the Company from the date hereof through the end of each fiscal year of the Company during the Period of Employment, Executive shall be eligible to receive the performance-based incentive compensation initially specified in Exhibit B and, thereafter, as established by the Company at the same time and in the same manner as the Company shall establish performance objectives for its senior executives, at all times to be administered by the Company using its sound business discretion.

SECTION 5.    STOCK PURCHASE AND STOCK OPTIONS

       Prior to or on the Effective Date, the Company and Executive will execute a Stock Option Award Agreement in the form attached hereto as Exhibit C, providing for the grant to Executive of options to acquire shares of the common stock of the Company on the terms and conditions specified therein. Executive expressly acknowledges that this is a multi-year stock option arrangement, not to be reproduced on an annual basis. That Agreement is incorporated by reference and made a part hereof.

SECTION 6.    EMPLOYEE BENEFIT PLANS

       For the remainder of 2002, executive shall receive the same benefits that Executive currently receives as an employee of Signal Corporation. Effective January 1, 2003, Executive shall, on terms no less favorable to Executive than any other senior executive of the Company have the right to become a participant or beneficiary under or pursuant to any and all





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Employment Benefit Plans then in force or later adopted for which Executive is eligible under the respective provisions thereof. Nothing in this Agreement shall require the Company or any Affiliate of the Company to adopt any Employee Benefit Plan and nothing in this Agreement shall prevent the Company or any Affiliate of the Company from amending, modifying or terminating any or all Employee Benefit Plans now or hereafter in force. Executive's rights under any Employee Benefit Plans now in force or later adopted shall be governed solely by its terms.

SECTION 7.    NON-COMPETITION AND CONFIDENTIALITY

       As additional consideration for the terms of Executive's employment by the Company, including the opportunity to earn Executive's base salary and the Incentive Compensation and the Transition Bonuses described on Exhibit B, and the grant to Executive of a substantial number of options to purchase Company common stock, and in order to ensure the preservation and protection of Company good will, trade secrets, and confidential information entrusted to Executive, Executive agrees, during the Period of Employment and for a period of twelve
(12) months after Executive's voluntary termination of employment from the Company or termination by the Company for Cause ("One-Year Term"), to forbear from engaging in any of the activities specifically enumerated in subparagraphs
7.1 through 7.6 below, without first obtaining the written consent of Company. More specifically:

       7.1 Executive agrees to forbear during the One-Year Term from serving as an officer or director of any Competing Enterprise, except serving as a director of a corporation with a class of equity securities registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934;

       7.2 Executive agrees to forbear during the One-Year Term from serving, as an individual or through an Affiliate of Executive, as a partner in a partnership or joint venture of any kind with any Competing Enterprise;

       7.3 Executive agrees to forbear during the One-Year Term from owning, directly or indirectly, any equity or beneficial interest in any Competing Enterprise, except ownership of less than five percent (5%) of the outstanding voting interests of an Entity with a class of equity interests registered under Section 12(b) or Section 12(g) of the Securities Exchange Act of 1934;

       7.4 To the extent that Executive's duties and assignments with the Company or any Affiliate of the Company involved confidential applied research, design, or development of any product, technology, software, process, or service of the Company or any Affiliate of the Company, Executive agrees to forbear from any employment, assistance, consultation or other active



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              participation with any Competing Enterprise during the One-Year
              Term that would involve any applied research, design, or development of any similar or competing product, technology, software, process, or service for a Competing Enterprise;

       7.5 To the extent that Executive's duties and assignments with the Company or any Affiliate of the Company involved confidential strategic planning, business partnering, business development, marketing, or bid/proposal activities, Executive agrees to forbear from any employment, assistance, consultation or other active participation with any Competing Enterprise during the One-Year Term that would involve or directly or indirectly assist (including "behind the scenes") any solicitation, business development, marketing, or bid/proposal activities with respect to any present or foreseeable prospective customer or business partner of the Company or any Affiliate of the Company as of the date of Executive's termination of employment; and

       7.6 Executive agrees to forbear, during the One-Year Term, from engaging in, or directly or indirectly assisting any Competing Enterprise in, any activity to hire away any then-current employee, officer, or agent of the Company or any Affiliate of the Company.

       7.7 Executive further agrees that: (i) the aforementioned restrictions are reasonable in both scope and duration, in view of the nature and geographic reach of the business of the Company and its Affiliates, the state of the technical and commercial development of the products and services of the Company and its Affiliates, the nature of the work that Executive performs for the Company or any Affiliate of the Company, Executive's knowledge of the business, of the Company and its Affiliates, and the Company's interests in preserving and protecting its goodwill, trade secrets, and confidential information; (ii) if any provision of this Section 7 shall be held or deemed to be invalid, inoperative, or unenforceable for any reason, the remaining provisions of this
              Section 7 shall be reformed and construed as if such invalid, inoperative, or unenforceable provision had never been contained herein, and such invalid, inoperative, or unenforceable provision shall be reformed so that it would be valid, operative, and enforceable to the maximum extent permitted; (iii) money damages would not be a sufficient remedy for any breach of this Section 7, and the Company shall be entitled to enforce the provisions of this Section 7 by specific performance and injunctive relief as remedies for such breach or any threatened breach and any such remedies shall not be deemed the exclusive remedies for a breach of this

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              Section 7 but shall be in addition to all other remedies available at law or in equity against Executive and any other party involved in such breach; and (iv) the obligations of Executive under this
              Section 7 are in addition to all other obligations of Executive, by contract and under law, to protect and refrain from using or disclosing to others the trade secrets and confidential information of the Company and its Affiliates. Executive waives any requirement for the Company to post a bond or provide any other security in connection with its pursuit of any remedies hereunder.

      7.8     The non-competition and non-solicitation provisions in this
              Section 7 are in addition to the non-competition and non-solicitation provisions found in the Sale and Assignment Agreement (which is attached hereto as Exhibit D) between Executive and the Company of a like effective date ("Sale and Assignment Agreement").

SECTION 8.  INFORMATION DISCLOSED REMAINS PROPERTY OF THE COMPANY

      All ideas, concepts, information, and written material disclosed to Executive by the Company or any Affiliate of the Company, or acquired from a customer or prospective customer of the Company or any Affiliate of the Company, are and shall remain the sole and exclusive property and proprietary information of the Company, such Affiliate of the Company or such customers, and are disclosed in confidence by the Company or such Affiliate of the Company or permitted to be acquired from such customers in reliance on Executive's agreement to maintain them in confidence and not to use or disclose them to any other Person except in furtherance of the business of the Company or any Affiliate of the Company. The ideas, concepts, information, and written material covered by this Agreement do not include such ideas, concepts, information or written material which (i) becomes or has been generally available to the public other than as a result of a disclosure by Executive or any other Person bound by a confidentiality agreement with the Company or any Affiliate of the Company,
(ii) was available to Executive on a nonconfidential basis prior to its disclosure to Executive by the Company or any Affiliate of the Company, or (iii) becomes available to Executive on a nonconfidential basis from a source other than the Company or any Affiliate of the Company; provided, however, that such source is not bound by a confidentiality agreement with the Company or any Affiliate of the Company.

SECTION 9.  RETURN OF MATERIAL

      Executive agrees that, at any time upon the request of the Company and in any event upon termination of employment, Executive shall turn over to the Company, and not retain any copies of, all documents, disks or other computer media, or other material in his possession or under his control that (i) may contain or be derived from ideas, concepts, inventions, discoveries, improvements, creations, or trade secrets and other proprietary and confidential information as
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set forth in Section 7 and Section 8 above, or (ii) are connected with or derived from Executive's services to the Company.


SECTION 10. ENFORCEMENT OF COVENANTS.


        It is expressly understood and agreed by Executive that the covenants contained in Section 7, Section 8 and Section 9 of this Agreement represent a reasonable and necessary protection of the legitimate interests of the Company and that Executive's failure to observe and comply with his covenants and agreements therein may cause irreparable harm to the Company. It is expressly understood and agreed by Executive that it is and will continue to be difficult to ascertain the nature, scope and extent of the harm resulting from breach of these covenants and that a remedy at law for such breach by Executive will be inadequate. Accordingly, it is the intention of the parties that, in addition to any other rights and remedies which the Company may have in the event of any breach of this Agreement, the Company shall be entitled, and is authorized by Executive, to demand and obtain specific performance, including without limitation all appropriate injunctive and other equitable relief against Executive in order to enforce against Executive, or to prevent any breach or any threatened breach by Executive of the covenants and agreements contained in this Agreement. Executive agrees to pay all costs and reasonable attorneys' fees incurred by the Company to enforce its rights under this Agreement, if and to the extent the Company prevails.

SECTION 11. INDEMNIFICATION

        With respect to his services during the Period of Employment as a director, officer, employee, or agent of the Company or any Affiliate of the Company, the Company shall indemnify Executive, whether during or after the Period of Employment, to the fullest extent authorized under the Delaware General Corporation Law. If requested by Executive and subject to receipt by the Company of an undertaking by or on behalf of Executive to repay such expenses if it is ultimately determined that Executive is not entitled to be indemnified by the Company as authorized in this Section, the Company shall advance to Executive all reasonable expenses incurred by Executive in connection with any claim for indemnification hereunder to the fullest extent permitted by law (or, if applicable, reimburse Executive for any and all reasonable expenses incurred by Executive and previously paid by Executive) within ten (10) business days after such request. The Company shall be obligated from time to time at the request of Executive to make or pay such advancement or reimbursement of expenses in advance of the final disposition or conclusion of any action, suit or proceeding. Notwithstanding anything to the contrary in this Agreement, the Company's obligations under this Section shall never cease or terminate.



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SECTION 12. TERMINATION OF EMPLOYMENT

        12.1 Termination by Company for Cause. The Company shall at all times have the right to terminate this Agreement for Cause effective immediately and without notice to Executive. The Period of Employment shall end upon such termination.


        12.2 Total Disability of Executive. The Company, by written notice to Executive, shall at all times have the right to terminate this Agreement if Executive shall experience a Total Disability. The Period of Employment shall end on the date the Total Disability is deemed to occur or on such later date as the Company, in its sole discretion, shall determine.

        12.3 Death of Executive. This Agreement shall terminate automatically upon the date of the death of Executive. The Period of Employment shall end upon such termination.

        12.4 No Renewal. This Agreement shall terminate at the end of the Initial Term or any applicable Renewal Term if either Company or Executive shall notify the other as provided in Section 2.3 that this Agreement shall not be renewed.

        12.5 Termination by Company Without Cause. The Company may, upon thirty (30) days prior written notice to Executive, terminate this Agreement without Cause.

        12.6 Termination by Executive for Good Reason. Executive may, upon thirty (30) days prior written notice to the Company, terminate this Agreement with Good Reason.

        12.7    Payments Upon Termination.

                12.7.1 If this Agreement is terminated by the Company pursuant to Section 12.1 or by Executive pursuant to Section 12. 4, then the Company shall have no obligation to pay to Executive the Salary or any other compensation or benefits provided under this Agreement for any period after the date of such termination; including any bonus for the year in which such termination occurs; provided, however, that the Company shall pay to Executive, within thirty (30) days of the date of such termination, all Salary and other compensation and vested benefits accrued but unpaid as of the date of such termination.


                12.7.2  If this Agreement is terminated pursuant to Section
        12.2. or Section 12.3, then the Company shall have no obligation to pay to Executive the Salary or any other compensation or benefits provided under this Agreement for any period after the date of such termination; provided, however, that the Company shall pay to Executive, within thirty (30) days of the date of such termination, (a) all Salary and other compensation and vested benefits accrued but unpaid as of the date of such termination; and (b) an allocable portion of any incentive compensation that the Company, using its reasonable


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        business discretion, determines would have been earned had Executive remained employed through the end of the year in which such termination occurs.

                12.7.3 If this Agreement is terminated by the Company pursuant to Section 12.4 or pursuant to Section 12.5, then, in addition to the Salary earned by Executive prior to the date of such termination, the Company shall (a) pay Executive, within thirty (30) days of the date of such termination, all Salary and other compensation and vested benefits accrued but unpaid as of the date of termination, and (b) make severance payments in amounts and forms determined in accordance with the Company's severance policy for senior corporate executives then in effect, if any.

                12.7.4 If this Agreement is terminated pursuant to Section 12.6, then, in addition to the Salary earned by Executive prior to the date of such termination, the Company shall pay Executive, within thirty
        (30) days of the date of such termination, (a) all Salary and other compensation and vested benefits accrued but unpaid as of the date of termination, (b) an allocable portion of any incentive compensation that the Company, using its reasonable business discretion, determines would have been earned had Executive remained employed through the end of the year in which such termination occurs, plus one-third of one full year, determined pro rata based on target bonus, and (c) a lump-sum severance payment in an amount equal to Executive's annual Salary then in effect. In addition: (d) the Company shall provide continuation of medical benefits, or a cash equivalent, for a period of one year or until Executive obtains new employment, whichever is the shorter period, and
        (e) the Company shall pay for outplacement services for Executive for a period of one year following the date of such termination or until Executive obtains a comparable position, whichever occurs first.

        12.8. Obligations Surviving Termination. Upon the termination of this Agreement, all of the Company's obligations under this Agreement shall cease, except for (i) the obligation to pay the amounts provided in Section 12.7, (ii) any obligations under any Employee Benefit Plans that by their terms are payable after the date of such termination and (iii) the obligation to provide indemnification under Section 11. Upon the termination of this Agreement, all of Executive's obligations under this Agreement shall cease except for the obligations set forth in Section 7, Section 8, Section 9 and Section 10, which shall survive. The termination of this Agreement shall not increase or decrease Executive's rights under any Employee Benefit Plan.

SECTION 13. GOVERNING LAW; CONSENT TO JURISDICTION

        THE VALIDITY, INTERPRETATION, CONSTRUCTION, PERFORMANCE, AND ENFORCEMENT OF THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE COMMONWEALTH OF VIRGINIA WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF. EACH PARTY HERETO CONSENTS TO AND HEREBY SUBMITS TO THE JURISDICTION OF THE COURTS OF THE



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COMMONWEALTH OF VIRGINIA AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA
LOCATED IN THE EASTERN DISTRICT OF VIRGINIA IN CONNECTION WITH ANY ACTION, SUIT OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT THAT IS NOT OTHERWISE ARBITRATED ACCORDING TO SECTION 14 OF THIS AGREEMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM; PROVIDED, HOWEVER, THAT NOTHING HEREIN SHALL PRECLUDE THE COMPANY FROM BRINGING ANY ACTION OR PROCEEDING IN ANY OTHER FORUM FOR THE PURPOSE OF ENFORCING THE PROVISIONS OF
SECTION 7, SECTION 8, SECTION 9 AND SECTION 10.


SECTION 14. ARBITRATION.

        Except with respect to the enforcement of rights provided for in Section 7, Section 8, Section 9 or Section 10, any controversy or claim arising out of, or relating to this Agreement, or the breach thereof, shall be settled by arbitration to be held in Northern Virginia in accordance with the rules of the American Arbitration Association, and judgment upon the award rendered may be entered in any court having jurisdiction thereof. The Company agrees to advance and bear all costs and reasonable attorneys' fees incurred by Executive in connection with any claim or controversy arising out of, or relating to, Section 12 of this Agreement.

SECTION 15. ASSIGNMENT; MERGER OR REORGANIZATION

        Executive may not assign any of his rights, duties or obligations hereunder without prior written consent of the Company. The rights and obligations of the Company under this Agreement may, without the consent of Executive, be assigned by the Company to any Affiliate of the Company or to any third party in connection with the merger or consolidation of the Company or any transfer of substantially all of the assets of the Company. In the event of any such assignment, this Agreement shall not be terminated but the provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the assignee and the term "Company" as used herein shall thereafter refer to such assignee.

SECTION 16. AGREEMENT READ, UNDERSTOOD, AND FAIR

        EXECUTIVE HAS CAREFULLY READ AND CONSIDERED ALL PROVISIONS OF THIS AGREEMENT AND AGREES THAT ALL OF THE RESTRICTION SET FORTH ARE FAIR AND ARE REASONABLE AND ARE REASONABLY REQUIRED FOR THE PROTECTION OF THE INTERESTS OF THE COMPANY.

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SECTION 17. GENERAL PROVISIONS

       17.1 Notices. All notices, requests, demands and other communications permitted or required hereunder shall be in writing and shall be deemed to have been duly given if delivered or if mailed, registered or certified United States mail, postage prepaid:

                  If to Executive, addressed to the address set forth below Executive's name on the signature page of this Agreement.

                  If to the Company, addressed to:
                  Veridian Corporation
                  1200 South Hayes Street
                  Suite 1100
                  Arlington, VA 22202
                  Attention: President

                  with copies to:

                  1200 South Hayes Street
                  Suite 1100
                  Arlington, VA 22202
                  Attention: General Counsel
         and:
                  Andrews & Kurth L.L.P.
                  Chase Tower
                  600 Travis, Suite 4200
                  Houston, Texas 77002
                  Attention: James V. Baird, Esq.
                  or to such other address as either party hereto may request by notice.

       17.2 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. It shall not be necessary in making proof of this Agreement to produce or account for more than one counterpart.

       17.3 Title and Headings. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof.

       17.4 Cumulative Rights. Each and all of the various rights, powers and remedies of the Company in this Agreement shall be considered as cumulative with and in addition to any other rights, powers of remedies or the Company, and no one of them shall be considered as exclusive of the others or as exclusive of any other rights, powers and remedies allowed by law. The



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exercise or partial exercise of any right, power or remedy shall neither constitute the election thereof nor the waiver of any other right, power or remedy.

       17.5 Entire Agreement; Modification. This Agreement including its Exhibits contains the entire agreement of the Company and Executive relating to the employment of Executive and supersedes all prior agreements and understandings between them relating to those matters addressed herein. This Agreement may be amended or modified so long as such amendment or modification is agreed to in writing and signed by Executive and a duly authorized officer of the Company other than Executive. Notwithstanding the foregoing, the parties acknowledge and agree that the terms and conditions of Executive's sale of certain assets to the Company are the subject of the Sale and Assignment Agreement.

       17.6 Severability. Any provision hereof prohibited by or unenforceable under any applicable law of any jurisdiction shall as to such jurisdiction be deemed ineffective and deleted herefrom without affecting any other provision of this Agreement. It is the desire of the parties hereto that this Agreement be enforced to the maximum extent permitted by law, and should any provision contained herein be held unenforceable, the parties hereby agree and consent that such provision shall be reformed to make it a valid and enforceable provision to the maximum extent permitted by law.

       17.7 Waiver. No provision of this Agreement shall be considered waived unless such waiver is in writing and signed by Executive and a duly authorized officer of the Company other than Executive. No waiver of any provision of this Agreement, however, shall be deemed a waiver of a subsequent breach of such provision or a waiver of a similar provision.

       17.8 Withholding. All payments required to be made to Executive pursuant to this Agreement shall be subject to the withholding of amounts relating to tax and other customary employee deductions in conformity with the Company's payroll policies in effect from time to time.


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         IN WITNESS WHEREOF, this Agreement is EXECUTED and EFFECTIVE, respectively, as of the dates set forth above.

                                    "The Company"

                                    VERIDIAN CORPORATION

                                    By:   /s/ DAVID H. LANGSTAFF
                                          -------------------------
                                    Name:     David H. Langstaff
                                          -------------------------
                                    Title:    President & CEO
                                          -------------------------

                                    "Executive"

                                          /s/ SCOTT GOSS
                                          ------------------------
                                    Name:     Scott Goss
                                          ------------------------
                                    Executive's Address for Purposes of Notice

                                    ------------------------------------------

                                    ------------------------------------------
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                                    EXHIBIT A

                                   DEFINITIONS


         "Acquisition" means the consummation of Veridian's purchase of Signal Corporation under and pursuant to the terms of the Stock Purchase Agreement, by and among Signal Corporation, Roger Mody, Lori Mody and Veridian Corporation, dated as of August 12, 2002.

         "Affiliate" means, when used with respect to any Person, and other Person that directly or indirectly controls, is controlled by or is under common control with the Person in question. As used in this definition, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

         "Board of Directors" means a majority of the ten elected and serving members of the Board of Directors of the Company.

         "Cause" means one or more of the following with respect to Executive:
(i) an act of personal dishonesty, taken in connection with Executive's employment responsibilities, intended to result in substantial personal enrichment or material injury to the Company or any Affiliate of the Company or both; (ii) conviction of a felony which is to Company's material economic detriment; or (iii) a willful act, taken in connection with Executive's employment responsibilities, which constitutes misconduct and results in material injury to the Company or any Affiliate of the Company (other than in connection with the death or Total Disability of Executive).

         "Change of Control" shall be deemed to have occurred upon, and shall mean:

                  (a) the acquisition by any Person of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Securities Act) of twenty-percent (20%) or more of either (i) the combined voting power of the then outstanding shares of all classes of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions that would otherwise qualify under clause (i) or (ii) shall not constitute a Change of Control:

                     (A) any acquisition by Executive or a group constituting a Person that includes both Executive or the President of the Company and at least twenty-five (25%) in number of the total number of individuals covered by agreements substantially similar to this Agreement before the Change in Control (an "Executive Group"), or

                     (B) any acquisition by any Entity pursuant to a reorganization, merger or consolidation, if, immediately following such reorganization, merger or consolidation, the conditions described in clause (i) or (ii) of clause (b) of this paragraph are satisfied;

              (b) the approval by the stockholders of the Company of a reorganization, merger or consolidation, unless immediately following such reorganization, merger or consolidation (i) more than 50% of respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by an Executive Group in substantially the same proportions as their ownership, immediately prior to such reorganization, merger or consolidation, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, or (ii) no Person (excluding the Company or an Executive Group) beneficially owns, directly or indirectly, twenty percent (20%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such reorganization, merger or consolidation or the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors; or

              (c) if during any period of two (2) consecutive years (not including any period prior to the execution of this Agreement, individuals who, at the beginning of such period, constitute the Board, and any new director (other than a director designated by a Person who had entered into an agreement with the Company to effect a transaction described in clause (i) or (ii) of clause (b) hereof) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of a least two-thirds of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board of Directors.

       "Company" means Veridian Corporation and any successor thereto.

       "Competing Enterprise" means any Person that is engaged within the United States in the manufacturing, producing, researching, licensing, and/or selling of any product, technology, software, process, or service to or for any customer of the Company or any Affiliate of the Company, in competition with any product, technology, software, process, or service of the Company or any Affiliate of the Company.


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       "Effective Date" means the date the Acquisition is consummated, as described in the first sentence of this Agreement.

       "Employee Benefit Plan" means any accident insurance, accidental death and dismemberment insurance, death benefit plan, dental insurance, disability benefit plan, group term life insurance plan, health and welfare plan, hospital insurance, medical insurance, relocation plan, salary continuation plan, severance plan, savings plan, split dollar life insurance program, surgical insurance, thrift plan, travel insurance, or similar plan or program of the Company or any Affiliate of the Company for the benefit of its employees, its employees' dependents and beneficiaries, or both.

       "Entity" means an association, corporation, estate, joint stock company, joint venture, limited partnership, limited liability company, partnership, trust, business trust, cooperative or association or any other organization used to carry on business or hold any equity interest in any organization used to carry on business.

       "Executive" is defined in the first paragraph.

       "Good Reason" means the occurrence of one or more of the following events:

              (a) during the time period commencing six (6) months preceding a Change of Control and ending two (2) years thereafter, any diminution in Executive's Salary or incentive compensation or any material diminution in employee benefits for the then-current year or any future year;

              (b) failure of the Company to offer Executive, on or before three (3) months after a Change of Control, material participation in a stock option or similar equity program of the Company (such material participation to be determined without regard to Executive's participation in any such program prior to such Change of Control);

              (c) during the time period commencing six (6) months preceding a Change of Control and ending two (2) years thereafter, any material (taking into account changes in corporate structure) diminution in any status, office, title, duty, authority, power or function of Executive, or the assignment of any duties or responsibilities materially inconsistent with executive's prior position, except an isolated and insubstantial diminution or assignment that is promptly remedied following notice by the Executive to the Company;

              (d) during the time period commencing six (6) months preceding a Change of Control and ending two (2) years thereafter, any required relocation of Executive outside the Washington, D.C. metropolitan area, without Executive's consent;

              (e) any breach by the Company of any of its other material obligations under this Agreement, including but not limited to any purported termination of Executive's employment in material breach of this Agreement, except an isolated and insubstantial breach that is promptly remedied following notice by Executive to the Company of the breach; or

              (f)    the bankruptcy of the Company.

       "Initial Term" is defined in Section 2~2.

       "One-Year Term" is defined in Section 7.1.

       "Period of Employment" means the Initial Term and all applicable Renewal Terms, subject to an earlier termination pursuant to Section 12.

       "Person" means any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person where the context so admits, and, unless the context otherwise requires, the singular shall include the plural, and the masculine gender shall include the feminine and the neuter and vice versa; further, the term "Person" includes any group of Persons within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Act.

       "Renewal Date" is defined in Section 2.3.

       "Renewal Term" is defined in Section 2.3.

       "Salary" is defined in Section 4.1.

       "Securities Act" means the Securities Exchange Act of 1934, as amended.

       "Total Disability" means any mental or physical illness, condition, disability or incapacity that (i) prevents Executive from reasonably discharging required services and employment duties hereunder, (ii) is attested to in writing by a physician or a group of physicians acceptable to the Company and Executive; and (iii) continues without interruption during any period of three consecutive months. A Total Disability shall be deemed to have occurred on the last day of such applicable three-month period.

                                    EXHIBIT B

                                 ANNUAL SALARY:

For the remainder of calendar year 2002, Executive will receive an annual salary equal to the salary he currently receives from Signal Corporation. For calendar year 2003, Executive's annual salary shall be $325,000.

(Notwithstanding that the Salary is stated as an annual amount, said Salary shall be pro-rated for the actual period of Executive's employment in any one years.)

Executive will not be eligible to receive any additional amount of money for "overtime" that he may work in the course of his employment.

                             INCENTIVE COMPENSATION:

The Company will pay to Executive, 90 days following the closing of the Acquisition and the Effective Date of this Agreement, incentive compensation for the Cost-Point Business and PM Reports that was earned by Executive for the period beginning on the first day of the 2nd fiscal quarter of 2002 and ending on the date of the closing of the Acquisition, in accordance with the Signal Corporation incentive compensation plan in effect for Executive immediately prior to the date of this Agreement. When calculating the amount of such incentive compensation, the Company shall include the profit derived from such business on an accrual basis, so that Executive shall get credit for work performed and billed up through the date of the closing of the Acquisition, regardless of whether Signal Corporation has actually collected money for such work as of such date. Under no circumstances will the Company pay any incentive compensation to Executive for profit accrued after the date of the closing of the Acquisition.

Executive's 2002 year-end bonus will be determined after consultation with Roger Mody regarding Executive's performance prior to the close of the sale of Signal Corporation; however, the final determination of whether a bonus was earned or the amount of any bonus will be made by the Company in its sole discretion.

For calendar year 2003, the Signal corporation incentive bonus plan will be discontinued, and instead Executive shall receive a year-end bonus starting in 2003 that will be based on a 50% target in the Veridian Incentive Compensation Plan. Payment under the Veridian Incentive Compensation Plan will be made to Executive after the Company completes its annual audit and after all books are adjusted for any year-end corporate adjustments. All bonuses, despite formulas, remain subject to review, adjustment, and approval of the Company's Board of Directors. In particular, please note the following, which is applicable to all participants in the Veridian Incentive Compensation Plan:

       Executive's bonus may be reduced or eliminated for serious violations by the

       Executive of Company policy, government procurement regulations or laws, or as a disciplinary action within the Company's self-governance program. Such actions require the approval of the General Counsel and the Chief Executive Officer.

       In the event significant consolidation or acquisition/divestiture activities occur during the plan year that were not included in the performance target, entitlement to payments and the amount of such payments under the plan will be reviewed and may be altered with the approval of the Board of Directors.

       If a participant's employment terminates during 2003 for any reason, the participant will not be entitled to any payment under the plan.

       All bonuses are subject to funds having been accrued during that fiscal year to pay them. In the event that the bonus pool is insufficient to meet bonus obligations, then bonuses shall be adjusted on a pro-rata or other basis by the Chief Executive Officer.

                                TRANSITION BONUS:

Executive will be eligible to earn transition bonuses in 2003, 2004 and 2005 in the amount of $150,000, $80,000 and $20,000, respectively (each, a "Transition Bonus Amount"). Executive will not be eligible to earn a transition bonus after 2005. These bonus awards will be paid annually in the first quarter following the year of that they are earned. These awards will be earned only if Executive remains employed by Veridian on the date that the bonus is paid, and only if the Veridian IT Services Division achieves a compounded annual earnings (EBIT) growth of 15% per year, as adjusted, pro forma, for the impact of any additional Corporate G&A costs allocated to Veridian IT Services Division and any additional fringe benefit costs incurred due to the business combination of Veridian and Signal Corporation. If the Veridian IT Services Division achieves a compounded annual earnings (EBIT) growth of less than 15% per year, but greater than 10% per year, Executive will be eligible to receive a pro-rated transition bonus in accordance with the following formula: for each one-tenth of one percent (0.1%) for which the annual earnings (EBIT) growth exceeds 10%, Executive shall receive a pro-rated transition bonus in the amount of 2% of the applicable Transition Bonus Amount.

So, by way of example only, if Veridian IT Services Division achieves a compounded annual earnings (EBIT) growth of 13.2% in 2003, Executive would be eligible to earn a transition bonus of $96,000 (64% of $150,000).

The determination of whether a bonus for a particular year has been earned will be made annually by Veridian's Chief Executive Officer.

                                AUTOMOBILE LEASE:

Executive shall be entitled to continued use of the automobile currently leased and made available to him for business use, through the end of the current lease period but not after that time.